Exhibit 10.25

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private and confidential.

INTELLECTUAL PROPERTY LICENSE AGREEMENT

BETWEEN

WUXI BIOLOGICS (SHANGHAI FX) CO., LTD.

AND

AADI BIOSCIENCE, INC.

EXECUTION
    INTELLECTUAL PROPERTY LICENSE AGREEMENT
THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”) dated as of December 19, 2024 (“Effective Date”), is entered into between WuXi Biologics (Shanghai FX) Co., Ltd., a corporation organized and existing under the laws of China, having offices at Room 2481, Building No.1,1150 Lan Feng Road, Fengxian District, Shanghai, 201403, China (“WuXi Biologics”) and Aadi Bioscience, Inc., a Delaware corporation having offices at 2 Headquarters Plaza, East Building, 11th Floor, Morristown, NJ 07960 (“Aadi”).
BACKGROUND
A.WuXi Biologics has pre-clinical stage development programs relating to antibody drug conjugates targeting each of Mucin-16 (“MUC16”), Protein Tyrosine Kinase 7 (“PTK7”) and Seizure Related 6 Homolog (“SEZ6”), and Controls certain patents, know-how and other intellectual property related to each of these programs.

B.Aadi desires to obtain an exclusive license to the patents, know-how and other intellectual property Controlled by WuXi Biologics relating to the foregoing programs in order to research, develop and commercially exploit products.

C.WuXi Biologics desires to grant an exclusive license to Aadi under WuXi Biologics’ rights to such patents, know-how and other intellectual property, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1“Acquirer” means (a) a Third Party that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains, and (b) any Affiliate of such Third Party described in (a) that is not an Affiliate of such Party at the time of such merger, consolidation, acquisition or transfer, as applicable.
1.2“ADC” or “Antibody Drug Conjugate” means a pharmaceutical product that contains an antibody chemically conjugated or otherwise attached to a payload with a linker.
1.3“Affiliate” of a Person means any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, as the case may be. As used in this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting share capital in such Person, or by contract or otherwise. Notwithstanding the foregoing, WuXi Biologics (Hong Kong) Limited will be deemed an Affiliate of WuXi Biologics hereunder.

1.4“Annual Net Sales” means the aggregate Net Sales by Aadi, its Affiliates and Sublicensees of the applicable Licensed Product(s) in the Territory in a particular Calendar Year.
1.5“Applicable Laws” means all laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign applicable to this transaction or the activities hereunder, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.
1.6“Biosimilar Product” means, with respect to a Licensed Product and on a Region-by-Region basis in the Territory, a product that (a) is marketed for sale in such Region by a Third Party (not directly or indirectly licensed, supplied or otherwise authorized by Aadi or any of its Affiliates or Sublicensees); and (b) has received Marketing Approval in such Region by means of an abbreviated procedure that relies in whole or in part on the safety and efficacy data contained in the BLA or MAA for such Licensed Product submitted by or on behalf of Aadi or its Affiliate or Sublicensee in such Region to establish bioequivalence to such Licensed Product.
1.7“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.
1.8“Calendar Year” means any year commencing on January 1 and ending on December 31, or the applicable part thereof during the first or last year of the Term.
1.9“Clinical Trial” means any human clinical study or clinical trial of a Licensed Product.
1.10“China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau, and Taiwan.
1.11“Combination Product” means a Licensed Product that is comprised of or contains one (1) or more Licensed ADCs as an active ingredient together with one (1) or more Other Active Ingredients, whether in the same or different formulations, so long as both the Licensed ADC(s) and Other Active Ingredient(s) are sold as a single unit or for a single price.
1.12“Commercialization” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting, having exported, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance and reporting of or otherwise commercializing Licensed ADCs and/or Licensed Products. “Commercialize” and “Commercializing” have the correlative meanings.

1.13“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party in connection with a particular activity or objective to be conducted under this Agreement, [***]. Commercially Reasonable Efforts shall be determined on a Region-by-Region basis and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular Region will change over time.

1.14“Competing Product” means (i) an ADC that includes [***] or (ii) an ADC that includes a [***].
1.15“Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights, material, data and/or other information or subject matter, means the possession by a Person of the ability (whether by ownership or license, other than pursuant to a license granted to such Person by a Party to this Agreement) to grant the applicable access to, or a license or sublicense under this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.
1.16“Cover” means, with respect to a product, technology, process or method, that in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim. “Covering” and “Covered by” have the correlative meanings.
1.17“CPT113” means the linker-payload with [***].
1.18“Data” means any and all manufacturing data, research data, pharmacology data, preclinical data, clinical data and/or all Regulatory Filings and/or other regulatory documentation, information and submissions pertaining to, or made in association with an IND, Marketing Approval Application, or Regulatory Approval, for a Licensed ADC or Licensed Product, in each case to the extent Controlled by WuXi Biologics as of the Effective Date or during the Term.
1.19“Development” or “Develop” means (a) non-clinical and clinical research and drug development activities with respect to Licensed ADCs and/or Licensed Products, including nonclinical development, toxicology, pharmacology, statistical analysis, Clinical Trials (including pre- and post-approval studies), regulatory affairs, and regulatory activities pertaining to designing and carrying out Clinical Trials and obtaining Regulatory Approvals (excluding regulatory activities directed to obtaining pricing and reimbursement approvals) and (b) manufacturing process development and generation of chemistry, manufacturing and controls Data for Licensed ADCs and/or Licensed Products.
1.20“Directed To” means, when used to describe the relationship between an ADC and a Licensed Target, that the ADC (i) [***] the Licensed Target (or a portion thereof) and (ii) [***] to such Licensed Target (or such portion thereof).
1.21“Divestiture” means, a Competing Product: (a) the divestiture of such Competing Product through (i) an outright sale or assignment of all material rights in such Competing Product to a Third Party, (ii) an exclusive out-license to a Third Party of all Development and Commercialization rights with respect to such Competing Product, with no further material role, influence or authority of the applicable Party, directly or indirectly, with respect to such Competing Product or (iii) a combination of the transactions contemplated by the foregoing clauses (i) and (ii); or (b) the complete cessation of all Development and Commercialization activities with respect to such Competing Product. When used as a verb, “Divest” and “Divested” means to cause or have caused a Divestiture.
1.22“EMA” means the European Medicines Agency.
1.23“Enforcement Action” means either an ADC Specific Enforcement Action or [***].

1.24“Exploit” or “Exploitation” means, to make, have made, use, sell, offer for sale, import, export, and otherwise exploit and have exploited, including Develop, Manufacture and Commercialize.
1.25“EU” means the European Union, as its membership may be constituted from time to time, and any successor thereto.
1.26“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions.
1.27“Field” means any and all indications and uses.
1.28“First Commercial Sale” means, on a Region-by-Region basis, the first commercial transfer or disposition for monetary value of a Licensed Product in a Region in the Territory for use or consumption by a Third Party end user, in each case, after all Regulatory Approvals have been obtained for such Region and where such disposition or transfer results in a recordable Net Sale in accordance with Aadi’s, or its Affiliate’s or Sublicensee’s, applicable accounting practices (consistently applied).
1.29“Good Clinical Practice” or “GCP” means the current standards for clinical studies for pharmaceuticals, as set forth in the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice.
1.30“Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.
1.31“Good Manufacturing Practices” or “GMP” means current good manufacturing practices and standards as provided for (and as amended from time to time) in (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (ii) European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products), (iii) the principles detailed in the ICH Q7 guidelines, and (iv) the equivalent Applicable Law in any relevant Region; in each case, as may be amended and applicable from time to time, subject to any arrangements, additions, or clarifications agreed in writing from time to time between the Parties.
1.32“IND” means an Investigational New Drug application, as defined in the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or comparable filing in a foreign jurisdiction, in each case with respect to a Licensed Product for use within the Field.
1.33“IND-Enabling Study” means any non-clinical study of a compound (a) that is intended to comply with GLP or (b) the results of which are necessary to support the filing of an IND for such compound.

1.34“Indication” means a specific commercial product label indication [***].
1.35“Initiation” means the [***] in a Clinical Trial.
1.36“Invention” means any invention, whether or not patentable, relating to [***] and made in the course and as a result of the conduct of activities conducted pursuant to this Agreement, including [***].
1.37“Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, inventions, discoveries, developments, trade secrets, practices, techniques, methods, processes, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.
1.38“Licensed ADC” means any ADC Controlled by WuXi Biologics, or any of its Affiliates, as of the Effective Date, or at any time during the Term, Directed To (a) MUC16, (b) PTK7 or (c) SEZ6, in each case, that includes a [***].
1.39“Licensed ADC Patents” means all Patents Controlled by WuXi Biologics or any of its Affiliates, as of the Effective Date or at any time during the Term that are specific to and claim or Cover any of the Licensed ADCs, [***], or any component thereof. [***].
1.40“Licensed Antibody” means each antibody which [***].
1.41“Licensed IP” means the Licensed ADC Patents, the Licensed Know-How, and Licensed Platform Patents.
1.42“Licensed Know-How” means all Know-How Controlled by WuXi Biologics or any of its Affiliates, as of the Effective Date or at any time during the Term, [***]. “Licensed Know-How” shall include, but is not limited to, [***].
1.43“Licensed Platform Patents” means all Patents Controlled by WuXi Biologics or any of its Affiliates, as of the Effective Date or at any time during the Term, [***].
1.44“Licensed Product” means any pharmaceutical product(s) containing a Licensed ADC as an active pharmaceutical ingredient, including all forms, formulations, modes of administration, presentations, and dosages thereof.
1.45“Licensed Target” means, individually, each of (a) MUC16, (b) PTK7 and (c) SEZ6; and collectively, such targets the “Licensed Targets”.
1.46“Major Market” means, individually, each of the [***]; and collectively, such countries the “Major Markets”.
1.47“Manufacture” means, together with all correlative meanings, with respect to a product, all activities related to the production of a Licensed ADC or a Licensed Product, including those manufacturing activities involved in or relating to (a) manufacturing process development, (b) CMC activities including analytical development and qualification, formulation development, solubility testing, bulk drug substance manufacturing, stability testing and scale-up activities, bulk drug product manufacturing and stability testing, (c) quality assurance and quality control activities including validation testing, qualification and audit of clinical and commercial manufacturing facilities, and (d) in the case of either a clinical or commercial supply of such product or supply of such product for any non-clinical study, the manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such product.
1.48“Marketing Approval” shall mean approval of a Marketing Approval Application by the applicable Regulatory Authority.
1.49“Marketing Approval Application” or “MAA” means an application requesting Regulatory Approval for the marketing and/or commercialization of a Licensed Product for a particular Indication in a particular jurisdiction filed with the relevant Regulatory Authorities in such jurisdiction, including with respect to the U.S., a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act (“BLA”) or a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto in the U.S. (“NDA”). Where used in this Agreement, the “filing” of an NDA shall mean acceptance by the FDA of such NDA for substantive review.
1.50“MUC16 Program” means WuXi Biologics’ pre-clinical development program relating to MUC16, as licensed to and further Exploited by Aadi hereunder.
1.51“Net Sales” means the sales revenues received by Aadi, its Affiliates and/or Sublicensees, from sales of Licensed Products to Third Party customers, less reasonable and customary deductions for the following items incurred with respect to sales to such customers:
(a)trade, cash and quantity discounts;
(b)price reductions, chargebacks, rebates and allowances, retroactive or otherwise, [***];
(c)amounts repaid or credited by reason of rejections, defects, damaged, outdated or recalled Licensed Products, returned goods allowance, billing errors, or because of retroactive price reductions, including rebates or wholesaler chargebacks;
(d)the portion of governmental and other rebates (or the equivalent thereof) paid during the relevant reporting period [***] relating to such Licensed Product;
(e)fees paid to wholesalers, distributors, warehousing chains and selling agents [***] with respect to a Licensed Product;
(f)tariffs, taxes, customs duties and other governmental charges [***] levied on or measured by the billing amount for Licensed Products and actually paid;
(g)freight, postage, insurance, packing, import/export, and other transportation charges as well as any distribution expenses and fees related to the distribution of such Licensed Product; and
(h)any other similar and customary deductions that are consistent with generally accepted accounting principles.

    For clarity, sales of Licensed Products between or among Aadi and its Affiliates and Sublicensees for resale shall be excluded from Net Sales, but the subsequent resale of Licensed

Products shall be included in Net Sales. Transfers, use or sales of Licensed Products for research, Development (including for Clinical Trials), promotional or advertising purposes or as donations or the like or as “treatment IND sales,” “named patient sales,” “compassionate use sales” or pursuant to any expanded access programs, in each case, shall not be included in Net Sales.

    The gross amount received for any Licensed Product included in a Combination Product in a particular Region and during a particular reporting period shall be calculated by [***].
1.52“Other Active Ingredient” means any active pharmaceutical ingredient, which active pharmaceutical ingredient is not a Licensed ADC.
1.53“Party” means WuXi Biologics or Aadi, individually; and “Parties” means WuXi Biologics and Aadi, collectively.
1.54“Patent(s)” means (a) all national, regional and international patents and patent applications filed anywhere in the world, including without limitation provisional patent applications, (b) all patent applications filed either from such patents and patent applications or from a patent application claiming priority from any of these, including any continuation, continuation-in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications including utility patents, utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.
1.55“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
1.56“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability and/or pharmacokinetics in healthy individuals or patients and that would satisfy the requirements under 21 C.F.R. § 312.21(a) for the U.S., as amended from time to time, or the corresponding foreign regulations for a comparable filing with a comparable Regulatory Authority.
1.57“Phase 2 Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is the preliminary determination of efficacy and/or preliminary establishment of appropriate dose ranges for efficacy and safety in patients with the disease or condition being studied and that would satisfy the requirements under 21 C.F.R. § 312.21(b) for the U.S., as amended from time to time, or the corresponding foreign regulations for a comparable filing with a comparable Regulatory Authority.
1.58“Phase 3 Clinical Trial” means a human clinical trial of a Licensed Product, (a) the principal purpose of which is to establish safety and efficacy in patients with the disease being studied and that would satisfy the requirements under 21 C.F.R. §312.21(c) for the U.S., as amended from time to time, or the corresponding foreign regulations for a comparable filing with a comparable Regulatory Authority, and (b) that is designed and intended to be of a size and statistical power sufficient to serve as a pivotal study to support the filing of an MAA for the Indication being studied.
1.59“Pre-Clinical Candidate” means a Licensed ADC Directed to SEZ6 or MUC16 [***].

1.60“Pricing and Reimbursement Approval” means, with respect to any Region in the Territory in which governmental authorities determine the pricing at which a Licensed Product will be reimbursed, the approval, agreement, determination or decision by the applicable governmental authorities establishing the pricing and reimbursement status for such Licensed Product.
1.61“Prior CDA” means that certain Mutual Confidentiality Agreement, dated [***], between WuXi Biologics (Hong Kong) Limited, Hangzhou DAC Biotechnology Co., Ltd. and Aadi [***], as may be amended by the parties thereto from time to time.
1.62“Program” means (a) the MUC16 Program, (b) the PTK7 Program or (c) the SEZ6 Program.
1.63“Program Patent” means any Patent claiming an Invention.
1.64“PTK7 Program” means WuXi Biologics’ pre-clinical development program relating to PTK7, as licensed to and further Exploited by Aadi hereunder.
1.65“Region” means a jurisdiction (a country or region) in the Territory.
1.66“Regulatory Approval” means all approvals, licenses, registrations or authorizations of any governmental entity that are necessary for the manufacturing, use, storage, import, transport and sale of Licensed ADCs or Licensed Products in a regulatory jurisdiction, including in each case, Pricing and Reimbursement Approval.
1.67“Regulatory Authority” means any national (e.g., the FDA) or, supra-national (e.g., the EMA), or other governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approval for pharmaceutical products.
1.68“Regulatory Filing” means all approvals, licenses, registrations, submissions and authorizations made to or received from a Regulatory Authority in a jurisdiction necessary for or in connection with the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, Marketing Approval Applications and Regulatory Approvals.
1.69“Segregate” means, with respect to a Competing Product, to use [***] to segregate the Development and Commercialization activities relating to such Competing Product, as applicable, from Development and Commercialization activities with respect to Licensed ADCs and Licensed Products under this Agreement, [***].
1.70“Senior Executives” means the Chief Executive Officer or General Counsel of Aadi (or their designee) and the Chief Executive Officer of WuXi Biologics (or their designee).
1.71“SEZ6 Program” means WuXi Biologics’ pre-clinical development program relating to SEZ6, as licensed to and further Exploited by Aadi hereunder.
1.72“Sublicensee” means a Third Party that has been granted a right to sell, market, distribute and/or promote Licensed Products in the Territory pursuant to Section 2.2 excluding any distributor, wholesaler or reseller of a Licensed Product who does not market or promote such Licensed Product.
1.73“Territory” means worldwide.
1.74“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.75“Upstream Agreements” means [***]. The Upstream Agreements include those certain agreements listed on Schedule 1.75, which may be updated from time to time by the Parties.
1.76“U.S.” means the United States of America, including its territories and possessions
1.77“Valid Claim” means [***].
1.78Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section Defined
Aadi	Preamble
Aadi Indemnitees	Section 14.2
[***]	[***]
Agreement	Preamble
Alliance Manager	Section 3.6
BLA	Section 1.49
CRO Services	Section 4.1
Closing Payment	Section 7.1(b)
Closing Period	Section 7.1(b)
Commercial Milestone Event	Section 7.3(a)
Commercial Milestone Payments	Section 7.3(a)
Confidential Information	Section 9.1
[***]	[***]
[***]	[***]
DAC	Section 2.3(a)
Development Milestone Event	Section 7.2(a)
Development Milestone Payments	Section 7.2(a)
Diligence Milestone	Section 6.4
Disclosing Party	Section 9.1
Dispute	Section 15.1
EAR	Section 13.1(x)
Effective Date	Preamble
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
FCPA	Section 13.3(b)
Global Safety Database	Section 6.3
Government Official	Section 13.3(b)
[***]	[***]

ICH	Section 1.29
Indemnitee	Section 14.3
Indemnitor	Section 14.3
JSC	Section 3.1
Liabilities	Section 14.1
[***]	[***]
[***]	[***]
MUC16	Recital A
NDA	Section 1.49
[***]	[***]
OFAC	Section 13.1(x)
PTK7	Recital A
Recall Costs	Section 14.5(b)
Receiving Party	Section 9.1
Representatives	Section 9.1
Restricted Party	Section 13.1(z)
Right of Reference	Section 6.8
[***]	[***]
Royalty Floor	Section 7.4(c)(v)
Royalty Report	Section 7.4(d)
Royalty Term	Section 7.4(b)
Sanctioned Country	Section 13.1(z)
SDN List	Section 13.1(z)
[***]	[***]
Sell-Off Period	Section 12.2(b)
SEZ6	Recital A
Signing Payment	Section 7.1(a)
Term	Section 11.1
Third Party Claim	Section 14.1
WuXi Biologics	Preamble
WuXi Biologics Indemnitees	Section 14.1
WuXi XDC	Section 2.3(a)
ARTICLE II
GRANT OF LICENSE
2.1Licenses.
(a)Exclusive License. Subject to the terms and conditions of this Agreement, WuXi Biologics hereby grants to Aadi an exclusive (even as to WuXi Biologics and its Affiliates), royalty-bearing, transferrable (subject to Section 16.8) license, with the right to grant and authorize sublicenses through multiple tiers as provided in Section 2.2, under the Licensed IP, to Exploit Licensed ADCs and Licensed Products in the Field in the Territory.
(b)License to WuXi Biologics to Perform Obligations. Subject to the terms and conditions of this Agreement, Aadi hereby grants to WuXi Biologics a non-exclusive, royalty-free license under the Licensed IP in the Field in the Territory as necessary for WuXi Biologics to perform its obligations for the benefit of Aadi under this Agreement.
2.2Sublicensing.
(a)Aadi shall have the right to grant and authorize sublicenses under the license set forth above in Section 2.1(a) without the consent of WuXi Biologics to one or more Affiliates of Aadi or to Third Parties. Any sublicense by Aadi pursuant to this Section 2.2(a) shall be subject to the following: [***].
(b)WuXi Biologics may not grant sublicenses of any of the rights granted to it by Aadi under Section 2.1(b) to any Third Party or Affiliate without the prior written consent of Aadi, [***], provided that WuXi Biologics may grant sublicenses of any such rights to its Affiliate WuXi XDC Hong Kong Limited without such consent solely in order for such Affiliate to perform CRO Services pursuant to ARTICLE IV.
2.3Transfer of Licensed Know-How.
(a)Within [***] of receipt of the Signing Payment, WuXi Biologics shall (i) cause Hangzhou DAC Biotechnology Co., Ltd. (“DAC”) to transfer to Aadi or WuXi Biologics’ Affiliate, WuXi XDC Hong Kong Limited (“WuXi XDC”), the Know-How set forth on Schedule 2.3(a) and (ii) provide Aadi [***] to enable Aadi to Exploit the Licensed IP.
(b)Within [***] of receipt of the Closing Payment, WuXi Biologics shall, and if applicable, shall cause its Affiliates and/or licensors (including DAC) to, transfer to Aadi the [***]. The deliverables outlined in Section 2.3(b) are independent of those specified in Section 2.3(a). The delivery, or lack thereof, of Section 2.3(b) does not affect WuXi Biologics' right to receive remuneration for the stages that have been completed in 2.3(a).
(c)Without limiting Section 2.3(a) and Section 2.3(b), within [***] of Aadi’s request, WuXi Biologics shall, and if applicable, shall cause its Affiliates and licensors (including DAC) to, promptly transfer to Aadi all Licensed Know-How that has not previously been provided to Aadi hereunder; provided, [***]. WuXi Biologics shall provide the Licensed Know-How in electronic form to the extent the same exists in electronic form, and shall provide copies or an opportunity to inspect (and copy) for all other materials comprising such Licensed Know-How. Without limiting the generality of the foregoing, WuXi Biologics shall provide to Aadi true and complete copies of all written, graphic or electronic embodiments of Data generated by or on behalf of WuXi Biologics with respect to Licensed ADCs and Licensed Products, including all final protocols and all final reports of each IND-Enabling Study conducted pursuant to an SOW.
(d)Storage of Materials. [***]. WuXi Biologics will deliver such biological materials to Aadi promptly following Aadi’s written request therefor. Until such time as Aadi requests, WuXi Biologics shall properly store such materials, consistent with the manner in which the materials were stored by or on behalf of WuXi Biologics prior to the Effective Date.
(e)Cooperation. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Licensed Know-How in accordance with this Section 2.3. Without limiting the foregoing, all Licensed Know-How shall be made available to Aadi (i) in sufficient form and detail to permit Aadi to use and/or practice such technology, to the extent that WuXi Biologics or its Affiliate has such Know-How (or can reasonably generate such Know-How) in such form and detail and (ii) in the language in which it was created together with a complete, certified English translation of the same. Upon the request of Aadi, WuXi Biologics shall, and if applicable, shall cause its Affiliates to, reasonably cooperate with and assist Aadi as may be necessary or desirable in order to allow Aadi to understand the Licensed Know-How and to utilize the Licensed Know-How for the purposes contemplated in this Agreement. Additionally, upon Aadi’s reasonable request, WuXi Biologics shall provide reasonable technical assistance, including, upon Aadi’s reasonable prior notice, making appropriate employees of WuXi Biologics, or its relevant Affiliate, available to Aadi at reasonable times, places, and frequency, in each case as mutually agreed by the Parties, for the purpose of assisting Aadi to understand and use the Licensed Know-How in connection with Aadi’s Development of the Licensed ADCs or Licensed Products.
(f)Without limiting Sections 2.3(a)-(e) above, Aadi has agreed that, during the Term, WuXi Biologics shall have the right to designate a Third Party approved by Aadi to transfer the Licensed Know-How (or any part thereof) to Aadi in accordance with this Section 2.3. Such transfer of Licensed Know-How shall be subject to the terms and conditions of this Agreement [***].
2.4Non-Compete.
(a)Scope. [***]
(b)Exclusions. Notwithstanding the foregoing in this Section 2.4:
(i)the provisions of Section 2.4(a) will not apply to such Acquirer of a Party that is Developing or Commercializing a Competing Product as of the closing of such acquisition or commences Developing or Commercializing a Competing Product thereafter during the Term, provided that such Competing Product [***].
(ii)if, during the Term, either Party or its Affiliate acquires a Third Party that is Developing or Commercializing a Competing Product, then the Development or Commercialization of such Competing Product will not constitute a breach of Section 2.4(a) if such Party Affiliate [***].
(iii)Notwithstanding the foregoing provisions of this Section 2.4, WuXi Biologics or its Affiliates shall [***].
2.5No Other Rights; Existing Relationships. As between the Parties, WuXi Biologics shall always retain ownership of all Licensed IP. Except for the rights and licenses expressly granted in this Agreement, each Party retains all rights under its intellectual property, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise. For clarity, the Parties acknowledge that subject to Section 2.5, WuXi Biologics retains the right to Exploit any ADCs and products that are not a Competing Product. WuXi Biologics shall be solely responsible for, and Aadi will not have any obligation or liability with respect to, all payment and other obligations that WuXi Biologics, its Affiliates or (sub)licensees may have under any agreement or understanding with any Third Party in effect prior to, as of, or after the Effective Date that relates to the Licensed IP, or any Licensed ADC (or any component thereof) or any Licensed Product.

ARTICLE III
GOVERNANCE
3.1Joint Steering Committee. Within [***] following the Effective Date, WuXi Biologics and Aadi shall establish a Joint Steering Committee (“JSC”) to discuss and coordinate [***] in connection with this Agreement and otherwise provide a forum for the exchange of information with respect to the Development of Licensed ADCs and Licensed Products in the Territory.
3.2Role. The JSC shall:
(a)Provide a forum for each Party to keep the other Party reasonably informed with respect to material Exploitation activities conducted by or under the authority of such Party or its Affiliates with respect to the Licensed ADCs and Licensed Products; and
(b)Perform such other duties as are specifically assigned to the JSC in this Agreement.
3.3Committee Membership. The JSC shall be composed of [***] representatives from each of Aadi and WuXi Biologics, selected by such Party. Unless the Parties otherwise agree, Aadi and WuXi Biologics shall each be entitled to appoint [***] representatives to the JSC. Either Party may replace its respective JSC representatives at any time with prior written notice to the other Party. Each representative to the JSC shall be an employee of the applicable Party, unless otherwise agreed by both Parties. Both Parties acknowledge and agree that DAC may appoint [***] representatives to attend any JSC meeting provided that such representatives and DAC are subject to confidentiality and non-use obligations no less stringent than the terms of Article IX.
3.4Committee Meetings. The JSC shall meet [***], or as more or less often as otherwise agreed to by the Parties. All JSC meetings may be conducted by telephone, video-conference, in person, or in writing as determined by the JSC. Each Party shall bear its own personnel and travel costs and expenses relating to JSC meetings. With the prior written consent of the other Party [***], other employee representatives of a Party may attend any JSC meeting as non-voting observers.
3.5No Decision-Making Authority. The JSC shall serve solely as a forum for exchange of information between the Parties [***].
3.6Alliance Managers. Within [***] following the Effective Date, each Party shall appoint a representative (“Alliance Manager”) to facilitate communications between the Parties (including, coordinating the transfer of Data and other Licensed Know-How as required under this Agreement) and to act as a liaison between the Parties with respect to such other matters as the Parties may mutually agree in order to maximize effective and efficient exchange of information as required under this Agreement. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.
3.7Scope of Governance. Notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC shall not have the power to amend or modify this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder and in no event shall the Alliance Managers have any power to modify or amend this Agreement. [***].

3.8Discontinuation of JSC. The JSC shall continue to exist until Parties mutually agree to disband the JSC. Once the JSC is disbanded, the JSC shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the points of contact for the exchange of information under this Agreement.
ARTICLE IV
CONTRACT RESEARCH SERVICES
4.1Overview. During the Term, and subject to the terms and conditions of this Agreement, WuXi Biologics shall, and if applicable shall cause its Affiliates to, conduct, in consultation with Aadi and under the oversight of the JSC, certain contract research services (the “CRO Services”).
ARTICLE V
MANUFACTURE AND SUPPLY
5.1Overview. Except as expressly set forth in this ARTICLE V, and as between the Parties, Aadi, directly and/or through its Affiliates and/or one or more Third Parties, shall control activities with respect to Manufacturing and supplying Licensed Products and the components thereof (including Licensed ADCs) for Development and/or Commercialization by or under the authority of Aadi in the Territory.
5.2Supply.
(a)Development Supply. In addition to providing the materials as set forth in Section 2.3(d), WuXi Biologics, directly and/or through its Affiliates and/or one or more Third Parties, shall [***].
(b)Clinical and Commercial Supply. Subject to the terms and conditions of this Agreement, until the date on which Aadi assumes control of activities for manufacturing Licensed ADCs and Licensed Products which shall be in Aadi’s sole discretion, WuXi Biologics shall, directly and/or through its Affiliate WuXi XDC, manufacture and supply Aadi with all of Aadi’s, its Affiliates’ and Sublicensees’ reasonable requirements of Licensed ADCs and Licensed Product for use or sale in the Territory. In connection with such supply, Aadi and WuXi Biologics, or its Affiliate WuXi XDC, shall enter into a commercially reasonable and mutually acceptable supply agreement). If the parties are unable to negotiate and execute a Supply Agreement within [***] of a request by either Party to do so, then [***].
ARTICLE VIDEVELOPMENT AND COMMERCIALIZATION
6.1General. Except as otherwise set forth in this Agreement, as between the Parties, Aadi shall control the Exploitation of all Licensed Products in the Field in the Territory, and associated costs and expenses. [***].
6.2Regulatory Responsibilities. As between the Parties, Aadi shall control the preparation, submission, and maintenance of all Regulatory Filings and for obtaining Regulatory Approvals (including the preparation and submission of INDs, NDAs and MAAs, and for seeking such approvals) with respect to Licensed Products in the Field in the Territory at its own cost and expense and shall have sole control over all interactions with the applicable Regulatory Authority with respect thereto. Aadi will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Licensed Products filed by or on behalf of Aadi, its Affiliates or

Sublicensees, and, as between the Parties, all such Regulatory Filings and Regulatory Approvals will be held in the name of Aadi.
6.3Adverse Event Reporting. Aadi shall establish, hold, and maintain the global safety database for each Licensed Product (each a “Global Safety Database”) with respect to information on adverse events concerning the Licensed Products, as and to the extent required by Applicable Law. After the Effective Date, at Aadi’s request, Aadi and WuXi Biologics will enter into an adverse event reporting and pharmacovigilance agreement with respect to products that are not Licensed Products, but that contain the Licensed Antibody, in order to allow Aadi to satisfy any regulatory reporting requirements or as may otherwise be reasonably necessary or useful for Aadi in connection with the Development, manufacture and/or Commercialization of any Licensed ADC.
6.4Diligence. On a Program-by-Program basis, Aadi, directly and/or through its Affiliates, Sublicensees and/or other Third Parties, will use Commercially Reasonable Efforts (a) to Develop, including seeking IND acceptance for, at least one (1) Licensed Product [***] in a Major Market in the Territory, within [***] after the Effective Date; and (b) following [***] receipt of all applicable Regulatory Approvals, to effect a First Commercial Sale of at least one (1) Licensed Product [***] in a Major Market in the Territory ((a) and (b), each a “Diligence Milestone”). [***].
6.5Product Trademarks. As between the Parties, Aadi shall have the sole right to determine and own the trademarks to be used with respect to the Commercialization of the Licensed Products in the Field in the Territory, which branding may vary by Region. Aadi will own all rights in such trademarks and may register, maintain, enforce and defend such trademarks in the Territory, where and how it determines appropriate.
6.6Development Reports. Within [***] days after [***] and [***] thereafter, Aadi will provide to WuXi Biologics a written update summarizing the material activities conducted by Aadi in the preceding [***] period, and anticipated to be conducted by Aadi in the following [***] month period, with respect to the Development of Licensed Products in and for the Major Markets, including any material interactions with Regulatory Authorities in the Major Markets with respect to Licensed Products during the preceding [***] period. Aadi’s obligation to provide updates hereunder will continue on a Program-by-Program and Major Market-by-Major Market basis until [***].
6.7Right of Reference and Access to Data. Aadi (and its Affiliates and permitted Sublicensees) shall have the right to cross-reference WuXi Biologics’ and its Affiliates and licensors Regulatory Filings related to any Licensed ADC (or component thereof) and/or Licensed Product, and to access such Regulatory Filings and any Data therein and use such Data in connection with the performance of Aadi’s obligations and exercise of its rights under this Agreement, including inclusion of such Data in its (or its designee’s) own Regulatory Filings for any Licensed Product in and for the Territory. WuXi Biologics hereby grants to Aadi a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other Region, to any Data, including WuXi Biologics’ or its Affiliate’s clinical dossiers that relate to any Licensed ADC or Licensed Product for use by Aadi to Exploit any Licensed ADC or Licensed Product in the Field in and for the Territory pursuant to this Agreement. WuXi Biologics or such Affiliate shall provide a signed statement to this effect, if requested by Aadi, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any Region or otherwise provide appropriate notification of such right of Aadi to the applicable Regulatory Authority.
6.8Inspection Right. To the extent WuXi Biologics receives any written or oral communication from any Regulatory Authority in the Territory requiring any inspection of WuXi Biologics’ or its Affiliate’s or their respective subcontractor’s or licensor’s site or facility in connection with a Licensed ADC or Licensed Product, WuXi Biologics shall notify Aadi and provide a copy of any such written communication as soon as reasonably practicable, and WuXi Biologics shall cooperate and ensure that its Affiliates, subcontractors and licensor’s cooperate with such Regulatory Authority during such inspection or audit. Further, WuXi Biologics shall allow Aadi (or its designee) to be present at and participate in any such inspection or audit, to the extent permitted by Applicable Laws and such Regulatory Authority. Following receipt of the inspection or audit observations of such Regulatory Authority, WuXi Biologics shall immediately provide a copy of such observations to Aadi, prepare the response to any such observations for Aadi’s prior review and approval, and keep Aadi fully informed as to such responses prior to their submission and to any ongoing correspondence with the applicable Regulatory Authority with respect to such inspection and observations.
6.9No Harmful Actions. If Aadi believes that WuXi Biologics and/or any of its Affiliates and/or any Third Party acting under WuXi Biologics’ or its Affiliate’s authority, is taking or intends to take any action with respect to a Licensed ADC or Licensed Product that could have a material adverse impact upon the regulatory status or Commercialization of any Licensed Product in the Field in the Territory, then Aadi shall have the right to bring the matter to the attention of the JSC (or to WuXi Biologics under Section 15.1 in the event the JSC has been disbanded), and the Parties shall [***] a resolution to such concern. Without limiting the foregoing, unless Aadi otherwise agrees and except as expressly set forth herein: (a) [***]; and (b) [***].
ARTICLE VII
PAYMENTS
7.1Upfront Payment. Aadi shall pay to WuXi Biologics a non-refundable, non-creditable upfront payment as follows:
(a)an amount equal to six million U.S. dollars ($6,000,000) (“Signing Payment”) within [***] of the Effective Date; and
(b)subject to Section 12.1, an amount equal to thirty-eight million U.S. dollars ($38,000,000) (“Closing Payment”) due no later than [***] after the Effective Date (“Closing Period”), with either Aadi or WuXi Biologics having the right to extend the Closing Period by an additional [***] by [***].
7.2Development Milestone Payments.
(a)Development Milestone Payments. On a Program-by-Program basis, Aadi shall pay to WuXi Biologics the [***] development milestone payments (“Development Milestone Payments”) as set out below following the [***] achievement by or under the authority of Aadi of the corresponding milestone events set out below (each, a “Development Milestone Event”) with respect to the [***] Licensed Product within such Program to achieve such Development Milestone Event, which payment shall be made in accordance with this Section 7.2 and the payment provisions in ARTICLE VIII and following receipt of the relevant invoice from WuXi Biologics as further described in Section 7.2(c).

No.	Development Milestone Event	Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
	Total Development Milestone Payments for all Programs	$265,000,000
(b)Certain Terms With Respect to Development Milestone Payments. Each of the foregoing milestone payments shall be paid [***] per Program [***]. In no event shall the aggregate amount payable or paid to WuXi Biologics pursuant to this Section 7.2 exceed Two Hundred Sixty-Five Million U.S. Dollars ($265,000,000).
(c)Reports and Payments. Aadi shall notify WuXi Biologics in writing within [***] after the achievement of each Development Milestone Event set out in Section 7.2(a) by Aadi, or any of its Affiliates or Sublicensees. Based on this notice, WuXi Biologics shall then issue and send to Aadi the invoice for the appropriate milestone payment, which shall be paid by Aadi within [***] of receipt of such invoice in accordance with this Section 7.2.
7.3Commercial Milestone Payments.
(a)Commercial Milestone Payments. On a Program-by-Program basis, Aadi shall pay to WuXi Biologics the [***] commercial milestone payments (“Commercial Milestone Payments”) as set out below following the [***] achievement by or under the authority of Aadi of the corresponding milestone events set out below (each, a “Commercial Milestone Event”), which payment shall be made in accordance with this Section 7.3 and the payment provisions in ARTICLE VIII and following receipt of the relevant invoice from WuXi Biologics as further described in Section 7.3(c).

No.	Commercial Milestone Event	Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
	Total Commercial Milestone Payments for all Programs	$540,000,000
(b)Certain Terms With Respect to Sales Milestone Payments. Each of the foregoing sales milestone payments shall be paid [***] per Program and [***]. In no event shall the aggregate amount payable or paid to WuXi Biologics pursuant to this Section 7.3 exceed Five Hundred Forty Million U.S. Dollars ($540,000,000).
(c)Reports and Payments. Aadi shall notify WuXi Biologics in writing within [***] days after the achievement of each Commercial Milestone Event set out in Section 7.3(a) by Aadi, or any of its Affiliates or Sublicensees. Based on this notice, WuXi Biologics shall then issue and send to Aadi the invoice for the appropriate milestone payment, which shall be paid by Aadi within [***] days of receipt of such invoice in accordance with this Section 7.3.
7.4Royalty Payments.
(a)Running Royalties. Subject to the terms and conditions of this Agreement, on a Program-by-Program basis, Aadi shall pay to WuXi Biologics the following running royalties on a quarterly basis based on the Net Sales of Licensed Products within such Program sold by or under the authority of Aadi in the Territory, in accordance with this Section 7.4 and the payment provisions in ARTICLE VIII and following receipt of the relevant invoice from WuXi Biologics as further described in Section 7.4(d):

Annual Net Sales of Licensed Products for a Program in the Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
(b)Royalty Term. Aadi’s obligation to pay royalties under this Section 7.4 shall continue with respect to sales of Licensed Products on a Licensed Product-by-Licensed Product and Region-by-Region basis from the First Commercial Sale of the applicable Licensed Product in a particular Region until the date which is the later of: (i) expiration of the last to expire Valid Claim of a [***] in such Region Covering the [***] Licensed ADC or Licensed Product in such Region; or (ii) [***] after the First Commercial Sale of such Licensed Product in such Region in the Territory (“Royalty Term”). After the expiration of the applicable Royalty Term with respect to a particular Licensed Product in a particular Region, no further royalties shall be due with respect to such Licensed Product in such Region and the licenses and rights granted by WuXi Biologics to Aadi under this Agreement with respect to such Licensed Product (and the Licensed ADC(s) included therein) in such Region will become fully paid-up, royalty-free, perpetual and irrevocable.
(c)Royalty Adjustments.
(i)No Valid Claim. On a Licensed Product-by-Licensed Product and Region-by-Region basis, during any portion of the Royalty Term for a Licensed Product in a Region when no Valid Claim of a [***] in such Region Covers [***] Licensed ADC or Licensed Product in such Region, the royalties due to WuXi Biologics under Section 7.4(a) with respect to such Licensed Product in such Region shall be reduced to [***] of the amount otherwise payable under Section 7.4(a).
(ii)Third Party Payments.
(A)If Aadi, its Affiliate or Sublicensee becomes obligated to make any payment to a Third Party with respect to any intellectual property right owned or Controlled by such Third Party [***].
(iii)Biosimilar Products. If a Licensed Product is sold in a Region during the applicable Royalty Term at a time when a Biosimilar Product is also being sold in such Region, then the royalties payable on Net Sales of such Licensed Product in such Region in any Calendar Quarter during the applicable Royalty Term shall be reduced to an amount equal to [***] of the royalties that would otherwise be payable on Net Sales of such Licensed Product in such Region in such Calendar Quarter under Section 7.4(a). For clarity, [***].
(iv)[***]. [***] shall be due under this Agreement with respect to a sale of a particular Licensed Product [***].
(v)Royalty Floor. Notwithstanding the foregoing, during the applicable Royalty Term, in no event, will the deductions set forth in this Section 7.4(c) above reduce the royalties otherwise payable to WuXi Biologics under this Section 7.4 in any given Calendar Quarter to less than [***] of the royalties that otherwise would have been due and payable to WuXi Biologics in accordance with Section 7.4(a) in such Calendar Quarter (the “Royalty Floor”); provided, [***].
(d)Royalty Reports. [***], Aadi shall deliver to WuXi Biologics a report (each, a “Royalty Report”) setting out all details necessary to calculate the payments due under this Section 7.4, including:
(i)[***]
(ii)[***]
(iii)[***], and
(iv)[***]

Royalty Reports shall be due [***] following the end of each such Calendar Quarter during the Term. Promptly following the delivery of the applicable Royalty Report, WuXi Biologics will invoice Aadi for the royalties due to WuXi Biologics with respect to Net Sales by Aadi, its Affiliates and their respective Sublicensees in the Territory in such Calendar Quarter. Aadi will pay such amounts to WuXi Biologics within [***] following Aadi’s receipt of such invoice. Notwithstanding [***].
ARTICLE VIII
PAYMENTS; BOOKS AND RECORDS
8.1Payment Method; Currency Conversion. All amounts specified in this Agreement are in U.S. Dollars, and all cash payments by one Party to the other Party under this Agreement shall be paid in U.S. Dollars. As applicable, Net Sales and any royalty reductions will be translated into U.S. Dollars in the manner used by Aadi, or its applicable Affiliate or Sublicensee, from time to time in the preparation of its audited financial statements for external reporting purposes. All payments under this Agreement will be paid in U.S. Dollars by wire transfer to the below bank account designated by the receiving Party (which account the receiving Party may update from time to time in writing, subject to the paying Party’s reasonable confirmation). If at any time legal restrictions prevent the prompt remittance of any royalties or other amounts with respect to any Region where Licensed Products are sold, Aadi shall have the right, at its option, to make such payments by depositing, or causing to be deposited, the amount of such payments in local currency to WuXi Biologics’ account in a bank or other depository designated by WuXi Biologics in such Region.
Account Name: [***]
Account Number: [***]
Account Currency: [***]
SWIFT Code: [***]
Bank Name: [***]
8.2Taxes.
(a)Income Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.
(b)Withholding Taxes. Notwithstanding any other provision of this Agreement, Aadi shall be entitled to deduct and withhold from any payments due under this Agreement such amounts as it is required to deduct and withhold pursuant to any tax laws of any jurisdiction or any regulation of any taxing authority thereof and may offset against future payments any amounts imposed on it by any governmental agency for failing to deduct and withhold as required by law. To the extent such amounts are deducted, withheld and paid by or on behalf of Aadi to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to WuXi Biologics. Aadi shall provide WuXi Biologics with official receipts issued by the appropriate governmental agency or such other evidence as is reasonably requested by WuXi Biologics to establish that such taxes have been paid. If, in the opinion of Aadi’s advisors, WuXi Biologics is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement, it shall deliver to Aadi, at the time or times reasonably requested by Aadi, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding, including an [***]. Each Party shall cooperate [***] in connection with any application to qualify for the benefit of a reduced rate of withholding taxation, under the terms of any income tax treaty between the United States and other jurisdictions. Notwithstanding the above, [***].
(c)Indirect Taxes. All amounts payable under or in connection with this Agreement are exclusive of value-added tax and indirect taxes. Where any sum due to be paid to WuXi Biologics hereunder is or would otherwise be subject to any value-added tax or indirect taxes under Applicable Law, the Parties shall cooperate with each other and use [***] to take all actions as will enable them to secure any available exemption from or reduction in such value-added tax or indirect taxes. Any value-added tax and indirect taxes payable, if applicable, under this Agreement shall be paid by Aadi at the same time as the payment, subject to the production of a valid invoice in accordance with Section 7.3(c). If the valued added tax or indirect taxes originally paid or otherwise borne by Aadi are in whole or in part subsequently determined not to have been chargeable, WuXi Biologics shall [***] to take all necessary steps to receive a refund of these undue valued added tax or indirect taxes from the applicable taxing authority and any amount of undue valued added tax or indirect taxes repaid by such authority to WuXi Biologics shall be transferred to Aadi within [***] days of receipt.
8.3Late Payments. In the event that any undisputed amount payable by Aadi to WuXi Biologics hereunder is not made when due, such outstanding payment shall accrue interest, to the extent permitted by Applicable Law, at an annual rate of [***] or the highest rate permitted by Applicable Law (whichever is lower), computed from the date such payment was due until the date Aadi makes the payment.
8.4Records. Aadi shall keep, and shall require that its Affiliates and Sublicensees keep, complete and accurate books of account and records in sufficient detail to enable the amounts payable under this Agreement to be determined. Such books and records shall be kept at the principal place of business of Aadi, its Affiliate or Sublicensee, as the case may be, for [***] months following the end of the Calendar Year to which such books and records pertain.
8.5Audits.
(a)Audit Rights. Upon [***] prior written notice from WuXi Biologics, Aadi shall permit, and shall require its Affiliates, to permit, an independent certified public accounting firm of nationally recognized standing, selected by WuXi Biologics and reasonably acceptable to Aadi, to have access during normal business hours to such books of account and records of Aadi, and its Affiliates, at such Person’s principal place of business, as may be [***] necessary to verify the accuracy of the reports provided by Aadi pursuant to Section 7.4(d). Such audits may not (i) be conducted for any Calendar Year ending [***] prior to the date of such request, or (ii) be conducted [***] in any Calendar Year. Aadi shall use reasonable efforts to obtain its Sublicensees’ prior consent, if required, to share Aadi’s summary of its audit reports on its Sublicensees with WuXi Biologics; provided that Aadi shall not be required to share any audit reports on its Sublicensees for any Calendar Year ending [***] prior to the date of such request, to share such audit reports [***] in any Calendar Year, nor to share any audit report for any Calendar Quarter [***].

(b)Audit Results. WuXi Biologics shall require the independent accountant to provide to Aadi an audit report containing its conclusions regarding any audit, and specifying whether the amounts paid were correct or, if incorrect, the amount of any underpayment or overpayment. The independent accountant shall provide to Aadi a preliminary copy of its audit report, and shall discuss with Aadi any issues or discrepancies that Aadi identifies, prior to submission to WuXi Biologics. If such audit establishes that additional royalties were owed to WuXi Biologics during the period covered by any audit pursuant to Section 8.5(a), Aadi shall remit to WuXi Biologics within [***] of the date on which WuXi Biologics delivers to Aadi such accounting firm’s written report so concluding: (i) the amount of such additional royalties; and (ii) interest on such amount which shall be calculated pursuant to Section 8.3. In the event such audit establishes that amounts were overpaid by Aadi during such period, the amount of such overpayment shall promptly be refunded to Aadi. The fees charged by the independent accountant in connection with any audit pursuant to this Section 8.5 shall be paid by WuXi Biologics; provided, however, that if a discrepancy in favor of WuXi Biologics of [***] of the payments due hereunder for the period being audited is established, then Aadi shall pay the reasonable fees and expenses charged by such accounting firm in connection with such audit.
(c)Confidential Financial Information; Other Matters. WuXi Biologics shall treat all financial information subject to review under this ARTICLE VIII as confidential, and shall cause its accounting firm to retain all such financial information in confidence.
ARTICLE IX
CONFIDENTIALITY
9.1Confidential Information. Except to the extent expressly authorized by this Agreement, each Party agrees that during the Term, and for [***] thereafter, such Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, any information furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement that is marked or otherwise identified as confidential or proprietary at the time of disclosure or is disclosed in such a manner or is of such a nature that a reasonable person would understand such information to be confidential or proprietary (collectively, “Confidential Information”); provided, however, that with respect to any Confidential Information that is specifically identified at the time of disclosure to be a trade secret under Applicable Laws, such obligations shall survive expiration of such [***] period for so long as such Confidential Information remains a trade secret. The Receiving Party may use and disclose the Disclosing Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to prevent unauthorized access, use and disclosure of the Disclosing Party’s Confidential Information and to ensure that its, and its Affiliates’, employees, agents, consultants, other representatives and sublicensees (“Representatives”) do not disclose, except as otherwise expressly permitted under this Agreement, or make any unauthorized use of, the Disclosing Party’s Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information. For purposes of this Agreement, and notwithstanding Sections 9.2(b) and (d) below, the Licensed Know-How shall be deemed to be the Confidential Information of both Aadi and WuXi.
9.2Exceptions. Confidential Information of a Disclosing Party shall not include any information to the extent that such information (which the Receiving Party can prove by competent evidence): (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in violation of this ARTICLE IX, generally known or available; (b) is lawfully known by the Receiving Party or any of its Affiliates (to the extent such Receiving Party or its Affiliate has the right to use and disclose such information) at the time of receiving such information from the Disclosing Party; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right (to the extent such Receiving Party or Affiliate has the right to use and disclose such information); or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, without the use of or reference to Confidential Information of the Disclosing Party.
9.3Authorized Disclosure. Notwithstanding the provisions of Section 9.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)filing, prosecuting, defending or enforcing Patents in the Territory as permitted by this Agreement;
(b)enforcing such Party’s rights or performing its obligations under this Agreement and, with respect to Aadi, exercising its rights under this Agreement;
(c)seeking, obtaining and maintaining Regulatory Approvals in the Territory (including complying with the requirements of Regulatory Authorities in the Territory with respect to filing for, obtaining and maintaining such Regulatory Approvals) as permitted by this Agreement;
(d)prosecuting or defending litigation as permitted by this Agreement;
(e)complying with applicable court orders, Applicable Laws, or the listing rules of any recognized stock exchange on which the Receiving Party’s securities are traded (specifically including the recommendations and requests from the U.S. Securities and Exchange Commission (the “SEC”) or otherwise submitting information to tax or other governmental authorities);
(f)disclosure in Regulatory Filings in the Territory that the Receiving Party has the right to make under this Agreement;
(g)disclosure to the Receiving Party’s Affiliates, to actual or potential (sub)licensees and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, have a need to know such information in order for the Receiving Party to fulfill its obligations and exercise its rights under this Agreement, provided, in each case, that any such Affiliate, actual or potential (sub)licensees, or Representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this ARTICLE IX; and
(h)disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential and existing Third Party investors, collaborators, acquirers, lenders and other financing sources, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use with respect to the applicable Confidential Information.
Each Party shall be responsible for any breaches of confidentiality by any of its Affiliates, licensees or sublicensees, Representatives, advisors and Third Parties (to whom it discloses Confidential Information pursuant to Sections 9.3(g), 9.3(h) and 9.4).
Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.3(d) or 9.3(e), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure, use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information and/or to obtain a protective order or other remedy. If the Disclosing Party is unable to obtain a protective order or other remedy, the Receiving Party shall disclose only that portion of such Confidential Information that it is advised by counsel is legally required to be disclosed; provided that, any Confidential Information so disclosed shall retain its status as Confidential Information for all other purposes other than such legally required disclosure.
9.4Confidential Terms. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the existence and/or terms of this Agreement: (a) to its advisors (including financial advisors, attorneys and accountants), potential and existing investors, lenders, collaboration partners or acquirers, and others, on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof; or (b) to the extent necessary to comply with Applicable Laws and court orders, including securities laws, regulations or guidances or pursuant to the listing rules of any recognized stock exchange on which the such Party’s securities are traded; provided that in the case of clause (b) the Disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the Disclosing Party’s legal counsel, to comply with securities laws, regulations or guidances or such listing rules) allow the other Party a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed.
9.5Publications. Subject to this Article IX, Aadi (or its designee) shall have the right to publish and present the results of Development and/or Commercialization activities with respect to a Licensed ADC or Licensed Product, including the results of any Clinical Trial of a Licensed Product, conducted by or under the authority Aadi or any of its Affiliates.
9.6Press Releases.
(a)The Parties have mutually approved a press release attached hereto as Schedule 9.6 with respect to this Agreement. [***]. Subject to Aadi’s obligations under Sections 9.1 and 9.4, Aadi shall have the right to issue subsequent press releases or other public statements pertaining to the activities conducted hereunder. In any case, neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the listing rules of any recognized stock exchange on which such Party’s securities are traded, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (unless such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with Applicable Laws or such listing rules) and giving the other Party an opportunity to review and comment on any proposed disclosure. After release of a press release in accordance with this Section 9.6(a), each Party may further disclose to Third Parties the information contained in such press release, without the prior written consent of the other Party.
(b)For avoidance of doubt, subject to this Article IX, Aadi shall have the right to publicly disclose without WuXi Biologics’ prior written consent: (i) the achievement of any milestone under this Agreement; (ii) the commencement, completion, material data and key results of any Clinical Trial conducted under this Agreement; and (iii) any information relating to the Development or Commercialization of Licensed Products in the Field in the Territory.

9.7Prior Non-Disclosure Agreements. This Agreement supersedes the Prior CDA regarding the subject matter of this Agreement. All information exchanged between the Parties under the Prior CDA shall be deemed to have been disclosed under this Agreement on a going-forward basis and shall be subject to the terms of this ARTICLE IX as of the Effective Date.
ARTICLE X
INTELLECTUAL PROPERTY
10.1Ownership of Inventions. [***].
10.2Patent Prosecution and Maintenance.
(a)[***].
(b)[***].
(c)[***].
10.3Patent Term Extensions. [***].
10.4Enforcement.
(a)[***].
(i)[***].
(ii)[***].
(iii)[***].
(b)[***].
(i)[***].
(ii)[***].
(iii)[***].
(c)[***].
10.5Third Party Infringement Claims. Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that Exploitation of a Licensed Product infringes or may infringe the intellectual property rights of such Third Party. [***]
10.6Upstream Agreements. WuXi Biologics covenants to Aadi that, during the Term, neither WuXi Biologics nor its applicable Affiliates shall [***].

ARTICLE XI
TERM AND TERMINATION
11.1Term. This Agreement shall commence on the Effective Date and, unless (a) Aadi fails to pay the Closing Payment, in which case this Agreement shall terminate at the end of the Closing Period, or (b) terminated earlier pursuant to Sections 11.2 through 11.4 or Section 16.12, shall continue in full force and effect until the expiration of the last to expire Royalty Term (the “Term”).
11.2Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement in its entirety or on a Program-by-Program basis by written notice to the breaching Party, if such material breach is not cured within [***] after written notice is given by the non-breaching Party to the breaching Party specifying the breach, subject to Section 15.2. Notwithstanding the foregoing, [***].
11.3Termination for Financial Distress. Either Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if such other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such other Party and such petition is [***] within [***] after filing; (c) if such other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) if substantially all of the assets of such other Party are seized or attached [***] within [***] thereafter.
11.4Termination by Aadi. Aadi shall have the right to terminate this Agreement in its entirety, or on a Region-by-Region, Licensed Product-by-Licensed Product or Program-by-Program basis, for any or no reason, on [***] prior written notice to WuXi Biologics.
ARTICLE XII
EFFECT OF TERMINATION
12.1Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event Aadi does not pay the Closing Payment within the Closing Period, such Closing Payment will not be deemed accrued under this Section 12.1 or otherwise and Aadi shall have no obligation to pay WuXi Biologics the Closing Payment, nor any liability to WuXi Biologics with respect to the Closing Payment, following expiration of the Agreement under Section 11.1(a).
12.2Effect of Termination Caused by Aadi. This Section 12.2 shall apply solely in the event of any termination of this Agreement by WuXi Biologics pursuant to Section 11.2 or Section 11.3 or by Aadi pursuant to Section 11.4 or by either Party pursuant to Section 16.12.
(a)Development. In the event Aadi is conducting any ongoing Clinical Trial of Licensed Products following the date a notice of termination has been issued by WuXi Biologics or Aadi, as applicable, the Parties will negotiate in good faith and adopt a plan to wind-down such activities in an orderly fashion as expeditiously as practicable.
(b)Commercialization. If this Agreement is terminated after the First Commercial Sale of a Licensed Product in the Territory, Aadi shall have the right, for a period of [***] following such termination (the “Sell-Off Period”), to sell (in the Field in the Territory) stocks of Licensed Products on hand at the time of such termination (and for which Regulatory Approval in the Field in the Territory has been approved prior to such termination). Any Licensed Product sold or disposed by Aadi, its Affiliates or its Sublicensees in the Territory during the Sell-Off Period shall be subject to applicable payment obligations under ARTICLE VII above. Within [***] after the expiration of the Sell-Off Period, Aadi shall notify WuXi Biologics of any quantity of Licensed ADCs or Licensed Products remaining in Aadi’s inventory and WuXi Biologics shall have the option, upon notice to Aadi, to repurchase any such quantities of Licensed Product from Aadi at a price [***].
(c)Return of Confidential Information. Within [***] after the effective date of any such termination, each Party shall, and shall cause it Affiliates and sublicensees to, at the other Party’s discretion, promptly return to the other Party, or delete or destroy, all Confidential Information of the other Party; provided that (i) each Party may retain one copy of the Confidential Information of the other Party solely to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; (ii) each Party may retain one copy of the Confidential Information of the other Party in its secure legal archives solely for purposes of monitoring compliance with its continuing obligations hereunder and (iii) neither Party shall be required to transfer or destroy any electronically stored Confidential Information made as a matter of the receiving Party’s routine information technology backup.
12.3Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code, or equivalent provisions of applicable legislation in any other jurisdiction.
12.4Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except [***] shall survive expiration or any termination of this Agreement.
ARTICLE XIII
REPRESENTATIONS, WARRANTIES AND COVENANTS
13.1Representations and Warranties of WuXi Biologics. WuXi Biologics represents and warrants to Aadi that, as of [***]:
(a)WuXi Biologics is a corporation duly organized, validly existing and is in good standing under the laws of China, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent WuXi Biologics from performing its obligations under this Agreement;
(b)this Agreement is a legal and valid obligation binding upon WuXi Biologics and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by WuXi Biologics have been duly authorized by all necessary corporate action and do not [***]: (i) to WuXi Biologics’ knowledge, violate any Applicable Law or award of any court, governmental body or administrative or other agency having jurisdiction over WuXi Biologics; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which WuXi Biologics is a party or by which it is bound;

(c)[***] and Schedule 1.43 contains a complete list of the Licensed Platform Patents in existence as of [***];
(d)To WuXi Biologics’ knowledge, the Patents listed on Schedules 1.43 are valid and enforceable and all applicable renewals, annuities, and other fees have been duly and timely paid;
(e)To WuXi Biologics’ knowledge, the Patents listed on Schedule 1.43 [***];
(i)(i) WuXi Biologics owns or Controls the Licensed Patents and has the full right and authority to grant the rights and licenses granted herein and (ii) except for the Upstream Agreements, there are no Third Party agreements pursuant to which WuXi Biologics or any of its Affiliates is a Party that relates to any Licensed IP, Licensed ADC and/or Licensed Product (or any component of a Licensed ADC or Licensed Product);
(j)Neither WuXi Biologics nor any of its Affiliates nor, to WuXi Biologics' knowledge, any counter party is in material breach of any Upstream Agreement. To WuXi Biologics' knowledge, the Upstream Agreements are in full force and effect. Neither WuXi Biologics nor its applicable Affiliate has [***];
(m)WuXi Biologics has not previously granted to a Third Party, [***], any right, license or interest in any Licensed ADC, Licensed Product or the Licensed IP, or any portion thereof, that is in conflict with, or diminishes or impedes, the rights or licenses granted to Aadi under this Agreement;
(n)To WuXi Biologics’ knowledge, the Licensed IP is free and clear of all liens, claims, security interests or other encumbrances of any kind and, during the Term, [***];
(o)To WuXi Biologics’ knowledge, none of the inventions disclosed in the Licensed Platform Patents or Licensed ADC Patents were conceived of or reduced to practice using funding from the United States government;
(p)To WuXi Biologics’ knowledge, [***];
(q)To WuXi Biologics’ knowledge, all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by WuXi Biologics in order to enter into this Agreement have been obtained;
(r)To WuXi Biologics’ knowledge, [***];
(s)WuXi Biologics [***];
(t)WuXi Biologics has not knowingly withheld any Licensed Know-How [***] for Aadi’s conduct of activities under this Agreement and, to WuXi Biologics’ knowledge, all Licensed Know-How provided to Aadi is free from any material inaccuracies;

(u)to WuXi Biologics’ knowledge, [***];
(w)neither WuXi Biologics nor any of its Affiliates are, or have been, debarred or disqualified by any Regulatory Authority; and none of WuXi Biologics or any of its Affiliates’ employees or contractors who were or will be involved in the Development, Manufacture or Commercialization of Licensed ADCs and/or Licensed Products are, or have been, debarred or disqualified by any Regulatory Authority;
(x)WuXi Biologics has complied with all U.S. and applicable foreign export and reexport control laws and regulations, including but not limited to the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”);
(y)WuXi Biologics has not, directly or indirectly, sold, exported, reexported, transferred, diverted, or allowed the use of, any Licensed ADCs or Licensed Know-How to any destination, entity or person prohibited by the laws or regulations of the United States or applicable foreign jurisdictions;
(z)None of WuXi Biologics officers, directors, employees, agents, representatives, independent contractors, or any other person acting for or on behalf of WuXi Biologics for performance of this Agreement is: (1) a person or entity with whom transactions are prohibited or limited under any Applicable Laws pertaining to sanctions, including those administered by the United States including, but not limited to, the United States Office of Foreign Asset Control’s Specially Designated Nationals and Blocked Persons List (“SDN List”) or the United States Department of Commerce’s Entity List, Denied Persons List, Unverified List or Military End User List or included on comparable sanction lists of prohibited or restricted persons administered by the government of another applicable foreign jurisdiction; or (2) a person or entity resident in, located in, or a government of a sanctioned country or territory as defined under Applicable Laws pertaining to sanctions (which currently include Belarus, Cuba, Iran, North Korea, Russia, Syria, and the Crimea, LNR, and DNR regions of Ukraine) (“Sanctioned Country”) (collectively, a “Restricted Party”);
(aa)(i) to WuXi Biologics’ knowledge, [***]; and
(ab)Neither the Licensed IP nor any Licensed ADC provided by WuXi Biologics under this Agreement are sourced from a Restricted Party or a Sanctioned Country.
13.2Representations and Warranties of Aadi. Aadi represents and warrants to WuXi Biologics that, as of [***]:
(a)Aadi is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, U.S.A., is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent Aadi from performing its obligations under this Agreement;

(b)this Agreement is a legal and valid obligation binding upon Aadi and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Aadi have been duly authorized by all necessary corporate action and do not [***]: (i) to Aadi’s knowledge, violate any Applicable Law or award of any court, governmental body or administrative or other agency having jurisdiction over Aadi; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which Aadi is a party or by which it is bound;
(c)all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by Aadi in order to enter into this Agreement have been obtained; and
(d)Aadi and its Affiliates have complied with all U.S. and applicable foreign export and reexport control laws and regulations, including but not limited to the EAR maintained by the U.S. Department of Commerce and trade and economic sanctions maintained by the U.S. Treasury Department’s OFAC.
13.3Mutual Representations, Warranties and Covenants. Each Party covenants to the other that:
(a)neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified by any Regulatory Authority in connection with activities relating to any Licensed ADCs and/or Licensed Products; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Licensed ADCs and/or Licensed Products, such Party will promptly notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to the applicable Licensed ADCs and/or Licensed Products; and
(b)such Party and its Affiliates are in compliance with, and at all times during the Term shall remain in compliance with, all antibribery or anticorruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Neither such Party nor any of its Affiliates has or will, in connection with the exercise of such Party’s rights or performance of its obligations under this Agreement, authorized, offered or made payments or otherwise provided anything of value directly or indirectly to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or government-controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”) for purposes of (A) (I) improperly influencing any act or decision of such Government Official in his or her official capacity, (II) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, or (III) securing any improper advantage; or (B) inducing such Government Official improperly to use his or her influence in order to assist such Party or any of its Affiliates in obtaining or retaining business.
13.4WuXi Biologics Covenants.
(a)WuXi Biologics covenants to Aadi that, after the Effective Date and During the Term, WuXi Biologics shall not, by itself or through an Affiliate, [***],

(i)for SEZ6 Program, [***];
(ii)for MUC16 Program, [***]; and
(iii)for PTK7 Program, [***].
(iv)Notwithstanding the foregoing, WuXi Biologics and its Affiliates shall have the right to discover and dispose antibodies directed to any of the Licensed Targets, [***].
(b)WuXi Biologics covenants to Aadi that, after the Effective Date and during the Term, WuXi Biologics will [***].
13.5Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE XIV
INDEMNIFICATION; RECALLS
14.1Indemnification of WuXi Biologics. Aadi shall indemnify and hold harmless each of WuXi Biologics, its Affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “WuXi Biologics Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) incurred by any WuXi Biologics Indemnitee as a result of any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) against a WuXi Biologics Indemnitee, arising from, or occurring as a result of: (a) the Exploitation of any Licensed Product by Aadi, its Affiliates or Sublicensees in the Territory; (b) a breach of any of Aadi’s representations, warranties or obligations under this Agreement; (c) the willful misconduct or grossly negligent acts of Aadi or its Affiliates or (d) violation of Applicable Law by any Aadi Indemnitees; except to the extent such Third Party Claims fall within the scope of WuXi Biologics’ indemnification obligations set forth in Section 14.2.
14.2Indemnification of Aadi. WuXi Biologics shall indemnify and hold harmless each of Aadi, its Affiliates and Sublicensees and the directors, officers and employees of Aadi, its Affiliates and Sublicensees and the successors and assigns of any of the foregoing (the “Aadi Indemnitees”), from and against any and all Liabilities incurred by any Aadi Indemnitee as a result of any Third Party Claims against an Aadi Indemnitee, arising from, or occurring as a result of: (a) a breach of any of WuXi Biologics’ representations, warranties or obligations under this Agreement, (b) the willful misconduct or grossly negligent acts of WuXi Biologics or its Affiliates or (c) violation of Applicable Law by any WuXi Biologics Indemnitees; except to the extent such Third Party Claims fall within the scope of Aadi’s indemnification obligations set forth in Section 14.1(b), 14.1(c) or 14.1(d) above.
14.3Procedure. A Party that intends to claim indemnification under this ARTICLE XIV (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this ARTICLE XIV shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third

Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this ARTICLE XIV, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this ARTICLE XIV. The Indemnitee under this ARTICLE XIV shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.
14.4Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY [***] OR [***], AS APPLICABLE, AND THE FOREGOING LIMITATIONS SHALL NOT APPLY WITH RESPECT TO [***].
14.5Recalls.
(a)Voluntary and Mandatory Recalls; Decision-Making. To the extent that: (i) any Regulatory Authority in the Territory issues a directive or order that a Licensed Product be recalled or withdrawn in any Region within the Territory; (ii) a court of competent jurisdiction orders a recall or withdrawal of a Licensed Product in any Region within the Territory; or (iii) Aadi reasonably determines that a Licensed Product should be recalled or withdrawn voluntarily in any Region within the Territory, Aadi shall control and coordinate all activities that Aadi reasonably believes to be necessary in connection with such recall or withdrawal of a Licensed Product in the Territory, including making all contact with relevant Regulatory Authorities; provided, however, that Aadi shall provide WuXi Biologics with reasonable advance notice of any voluntary recall or withdrawal of a Licensed Product in the Territory (and to the extent practicable, of any recall or withdrawal of a Licensed Product in the Territory ordered by a Regulatory Authority or court), and in any event shall keep WuXi Biologics promptly and fully informed of any such recall or withdrawal and shall consider in good faith any comments of WuXi Biologics in connection with any aspect of the management of any such recall.
(b)Recall Costs. All out-of-pocket expenses for the execution of any recall or withdrawal of a Licensed Product (“Recall Costs”) pursuant to Section 14.5(a) above shall [***]; provided that, [***]. For clarity, “Recall Costs” do not include [***]. In the event that it is finally determined, or agreed between the Parties, that such recall or withdrawal is caused by:
(i)[***];
(ii)[***].
14.6Insurance. Each Party shall secure and maintain in effect, during the Term and for a period of [***] thereafter, comprehensive general liability insurance (including product liability insurance), underwritten by a reputable insurance carrier, in a form and having liability limits standard and customary for entities in the pharmaceutical industry based on such Party’s activities and indemnification obligations under this Agreement, as applicable.

ARTICLE XV
DISPUTE RESOLUTION
15.1Referral to Senior Executives. The Parties recognize that disputes as to certain matters relating to this Agreement may from time to time arise during the Term. With respect to any dispute, including any dispute arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement (each, a “Dispute”), which cannot be resolved by good faith negotiations shall be referred, by written notice from either Party to the other, to the Senior Executives for resolution. The Senior Executives shall negotiate in good faith to resolve such dispute through discussions promptly following such written notice. If the Senior Executive cannot resolve the dispute within [***] of such written notice, or either Party concludes that the matter will not be so resolved, then, the provisions of Section 15.2 shall apply. If the Parties should resolve such dispute pursuant to the procedures in this Section 15.1, [***].
15.2Arbitration. [***].
(a)[***].
(b)[***].
(c)[***].
15.3 General Terms of Arbitration.
(a)[***].
(b)[***].
(c)[***].
ARTICLE XVI
GENERAL PROVISIONS
16.1Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fire, flood, earthquake, hurricane, embargo, shortage, [***], war, act of war (whether war be declared or not), terrorist act, insurrection, riot, civil commotion, strike, lockout or other labor disturbance (whether involving the workforce of the non-performing Party or of any other Person) or act, omission or delay in acting by any governmental authority, including due to a clinical hold pursuant to 21 C.F.R. §312.42, as amended (and any equivalent in any jurisdiction outside the United States). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than necessary to resolve such force majeure event and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.
16.2Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of [***], without reference to conflict of law principles.

16.3Waiver. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
16.4Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.
16.5Severability. In the event any provision of this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
16.6Entire Agreement; Amendments. This Agreement (including the Schedules attached hereto), constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and/or understandings, including the Prior CDA. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.
16.7Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice between the Parties required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by email and acknowledged by return email, to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

To WuXi Biologics: WuXi Biologics (Shanghai FX) CO., Ltd. [***] Attention: [***] Email: [***]	To Aadi: Aadi Bioscience, Inc. [***] Attention: [***] Email: [***]
With a copy to: WuXi Biologics (Shanghai) CO., Ltd. [***] Attention: [***] Email: [***]	With a copy to (which shall not constitute notice): Wilson Sonsini Goodrich & Rosati [***] Attention: [***] Email: [***]

Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.
16.8Assignment. Neither Party may assign or transfer (whether by operation of Applicable Law or otherwise) this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may assign or transfer this Agreement, and all of its rights and obligations hereunder, without the other Party’s consent, to (a) an Affiliate or (b) to a Third Party that is a successor to substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization or other transaction. Notwithstanding the foregoing, [***]. Notwithstanding the foregoing, WuXi Biologics shall not assign or otherwise transfer to any Affiliate or any Third Party any ownership or other interest in or to any Licensed IP, unless such Affiliate or Third Party agrees in a writing delivered to Aadi to be bound by all of the terms and conditions of this Agreement. Any permitted transfer or assignment of this Agreement shall be in writing, and the assignee shall expressly assume and agree to perform all obligations of its assignor under this Agreement, in the same manner and to the same extent that such assignor would have been required to perform such obligations if no such assignment or transfer had taken place. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any purported assignment of this Agreement in contravention of this Section 16.8 shall be null and void.
16.9No Partnership or Joint Venture. Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Aadi and WuXi Biologics. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.
16.10Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement. All references to “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in [***].
16.11Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of WuXi Biologics and Aadi are subject to prior compliance with the export regulations of the United States and/or any other relevant Region and such other laws and regulations in effect in the United States and/or any other relevant Region as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments within the United States and any other relevant countries. WuXi Biologics and Aadi shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.
16.12Counterparts; Other Matters. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures to this Agreement delivered by facsimile or in another electronic form (e.g., via PDF or DocuSign) will be deemed to be binding as originals. This Agreement is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.

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IN WITNESS WHEREOF, the Parties have executed this Exclusive License Agreement as of the date first set forth above.

WUXI BIOLOGICS (SHANGHAI FX) CO., LTD.
BY: _/s/ Zhisheng Chen________________________
NAME: Zhisheng Chen
TITLE: Chief Executive Officer

AADI BIOSCIENCE, INC.
BY: __/s/ David J. Lennon_______________________
NAME: David J. Lennon, Ph.D.
TITLE: President & Chief Executive Officer

SCHEDULE 1.17

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SCHEDULE 1.40

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SCHEDULE 1.43
LICENSED PLATFORM PATENTS
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SCHEDULE 1.59

PRE-CLINICAL CANDIDATE CRITERIA
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SCHEDULE 1.75
UPSTREAM AGREEMENTS

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SCHEDULE 2.3(a)
INITIAL TRANSFER OF KNOW-HOW AFTER THE EFFECTIVE DATE
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SCHEDULE 9.6
PRESS RELEASE